STOEL RIVES LLP
                              ---------------
                                 ATTORNEYS

                         Standard Insurance Center
                      900 SW Fifth Avenue, Suite 2300
                        Portland, Oregon 97204-1268

                          Telephone (503) 224-3380
                             Fax (503) 220-2480
                             TDD (503) 221-1045

                             November 21, 1996


Board of Directors
Hollywood Entertainment Corporation
25600 SW Parkway Center Drive
Wilsonville, OR  97070


     We have acted as counsel for Hollywood Entertainment Corporation (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 2,300,000 shares of Common Stock of the Company (the "Shares") being sold by the Company, which number includes shares subject to an overallotment option granted by the Company to the underwriters. We have reviewed the corporate action of the Company in connection with this matter and have examined the documents, corporate records and other instruments we deemed necessary for the purpose of this opinion.

     Based on the foregoing, it is our opinion that:

      (i) The Company is a corporation existing under the laws of the State of Oregon;

     (ii) The Shares have been duly authorized; and

    (iii) The Shares, when issued and sold in the manner described in the Registration Statement and in accordance with resolutions adopted by the Board of Directors of the Company, and when payment therefor shall have been received by the Company, will be legally issued, fully paid and nonassessable.

     We consent to the use of our name in the Registration Statement and in the Prospectus filed as a part thereof and to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,


                                       STOEL RIVES LLP